UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: June 9, 2011
(Date of earliest event reported)
EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

Two North Riverside Plaza, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)
(312) 279-1400
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On June 9, 2011, Equity LifeStyle Properties, Inc. (the “Company”) issued a news release announcing that it had executed two rate lock agreements related to $250 million in CMBS financing secured by 21 MH and 3 RV communities which the company expects to close within 120 days. The rate lock agreements carry a blended all in interest rate of 5.06% per annum with a 10-year term.
     The proceeds from the secured financings are expected to be used to partially fund the previously announced pending acquisition of a portfolio of 76 manufactured home communities (the “Hometown Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Hometown Properties (the “Home Related Assets” and collectively with the Hometown Properties, the “Hometown Portfolio”) for a stated purchase price of $1.43 billion. The Company refers to this pending acquisition as the “Acquisition.”
     The Company anticipates closing on the acquisition of 39 of the Hometown Properties and Home Related Assets associated with such 39 properties on July 1, 2011 with a stated purchase price of approximately $519.0 million. The Company’s acquisition of the balance of the Hometown Portfolio and assumption of the indebtedness thereon is subject to receipt of loan servicer consents. The Acquisition is also subject to other customary closing conditions and no assurances can be given that the acquisition will be completed in its entirety in accordance with the anticipated timing or at all.
     This report includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, statements regarding the anticipated closing of its pending Acquisition of the Hometown Portfolio and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of the Acquisition of the Hometown Portfolio in its entirety and future acquisitions, if any, and timing and effective integration with respect thereto;

•	the Company’s inability to secure the contemplated debt financings to fund a portion of the stated purchase price of the Acquisition on favorable terms or at all and the timing with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition of the Hometown Portfolio;

•	ability to obtain financing or refinance existing debt on favourable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
     These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
     Equity LifeStyle Properties, Inc. owns or has an interest in 307 quality properties in 27 states and British Columbia consisting of 111,008 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.
Date: June 10, 2011	By:	/s/ Michael Berman
Michael Berman
Executive Vice President and Chief Financial Officer